Exhibit 99.1

VU1 CORPORATION

BUSINESS UPDATE CONFERENCE CALL TANSCRIPT
October 21, 2010
4:00 p.m. CT

Operator:
Good afternoon ladies and gentlemen.  My name is (Sean) and I will be your conference operator today.  At this time I would like to welcome everyone to the Vu1 Third Quarter Business Update Conference Call.

All lines have been placed on mute to prevent any background noise.  After the speaker's remarks there will be a question and answer session.  If you would like to ask a question during this time simply press star then the number one on your telephone keypad.  If you would like to withdraw your question you may press the pound key.

Michael Polyviou, with Capital C Partners you may begin your conference.

(Michael):	Thank you, (Sean). We are joined on today's call by Duncan Troy, Vu1's chairman; Philip Styles Vu1's president and chief executive officer and Mr. Bill Hamlin, board member.

Before I hand over to the Vu1 team, I would like to remind everyone that today's call is being recorded and that it may include forward-looking statements including but not limited to Vu1's ability to obtain the necessary funding required for its operations, the future demonstration and commercial availability of its light bulb, timing for bulb production, manufacturing capability of its facility, future interest of channel partners and distributors, its strategic planning and business development plans, future applications of the technology and the viability of pricing and acceptance of its products in the market.

These forward-looking statements are subject to a number of risks and uncertainties that may cause actual results to differ materially from those described in the forward-looking statements. The words may, would, will, expect, estimate, anticipate, believe, intend and similar instructions in variations thereof are intended to identify forward-looking statements.

Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties.  Many of which are beyond the company's ability to control as well as the risk and the other factors set forth in Vu1's December 31, 2009 10-K and other periodic filings with the U.S. Securities and Exchange Commission.

And with that I would like to hand the call over to Vu1's chairman, Duncan Troy.

Duncan Troy:
Thank you, Michael.  Good afternoon to everyone in the U.S. and good evening to those of you joining us from Europe tonight.  With me on the call today is Phil Styles, Vu1's CEO and also Vu1's newest board member, Bill Hamlin.

It's somewhat fitting that we're speaking today on what GE is observing as World Lighting Appreciation Day.  Some of you may also have seen the comments made by Michael Petras, chief executive of GE Lighting last week regarding the future of the lighting industry.

The whole article and associated videos from the Financial Times on October the 14th are well worth a look but I think Mr. Petras' comments in particular bear repeating here.

And I quote, "The lighting industry is probably going to experience more change in the next five years than it has in the last 50.  Just because we have been a lighting company for the last 100 years doesn’t mean that we can be a light bulb company for the next 100 years.  There is no guarantee or entitlement."

I couldn't agree more both about the coming change and its potential impact on the established order in the industry.  Since our last call some three months ago Vu1 has undergone a transformation and is moving ever closer to the vision and ambition that we've long held for it.

Over the course of the past three months we've enhanced our leadership team both at the board and executive management levels, received UL certification for our first product – commercial product based on Vu1's ESL technology and exited the 2010 third quarter virtually debt free.

So taking each of these items in turn obviously UL certification is what the whole team has been working towards these past years.  And it was a momentous day for us when we received official confirmation from Underwriters Laboratories.

Turning to the debt conversion as we transition to full scale manufacturing and marketing mode we now have a far better structured balance sheet having eliminated a little over $6 million in debt.  We have sufficient funding to meet our near-term objectives.

And because of the strength in balance sheet we're also exploring a number of short and long-term funding options.  These funds will enable us to focus on executing our business plan to capture market opportunity for our unique (clean) lighting technology.

And lastly a few words on the recent management changes.  In the past months we've welcomed three new highly experienced and talented board members to Vu1.  Greg Owens, a portfolio manager at SAM Advisors.  He also holds the title of senior vice president with Smith Asset Management and he brings a wealth of finance expertise to our board.

Bill Hamlin a highly experienced retailer with an illustrious 30 year career at Home Depot, as well as, some impressive entrepreneurial credentials.  He was named as founder of the highly successful PGA Tour Super Store Retail concept.

As mentioned earlier Bill is with us on the call today and we look forward to hearing from him shortly.  And Phil Styles, formerly our VP of manufacturing and COO who was appointed to the role of president and CEO earlier this month.

Phil's career spans more than 25 years including 15 years in senior management roles and leading international business with a particular focus on technical and production engineering.  And naturally he is very familiar with the requirements of successfully taking a product from concept to large scale markets.

And over the coming weeks and months as we ramp up the full scale commercial production Phil will be spending more time in the U.S. based out of our new New York headquarters beginning in October – sorry November and meeting with perspective new customers and partners.

At this point I'd like to thank the whole Vu1 team and our many supporters who had the patience and persistence that has allowed us to get to this important point in our development.  All-in-all it's been a remarkable quarter, and one that has left us exceptionally well positioned for and excited about the future.  I'm looking forward to working closely with Phil and the rest of the team here at Vu1 as we begin to deliver on Vu1's promise and to create a meaningful shareholder value in the months ahead.

And with that I'd like to hand the call over to Phil our president and CEO. Phil?

Philip Styles:
OK, thank you, Duncan and good afternoon and good evening to everyone.  As Duncan mentioned on the call with us today is Bill Hamlin who in a few minutes will share a few of his thoughts and observations on Vu1 and its technology, why he's excited about this opportunity and also provide some insight into our sales and marketing strategy.

As Duncan's already mentioned it's been a truly remarkable quarter for Vu1.

While we've seen a lot of progress in recent months, it's the accumulation of much hard work over many years and some very impressive engineering achievements.  I would personally like to thank those who supported us through the years and our Czech subsidiary Sendio who's team of 38 staff overcame some very complex technical issues in our early prototypes, bringing us to this exciting place with a working UL certified light bulb based on our ESL technology which we believe has the power to change the lighting world as we know it.

Our decision to locate our development and manufacturing in the Czech Republic is evidently paying off.  Our ability to acquire skilled team of engineers operating in a readymade manufacturing facility without having to build this from a greens field site has given us Vu1 a significant advantage in developing it's technology and being able to bring it to the market on a timely basis to capture this opportunity.

At our Czech facility we will have capacity to manufacture up to 6.8 million bulbs per year by the end of 2011.  We have planned future expansion capacity on the same site including two additional production lines, one with an estimated 10 million bulb annual capacity and one with a further estimated 20 million bulb capacity all of which puts us in a strong position as we initiate commercial production.

I guess today that we have a number of new people on the call who perhaps are not so familiar with our technology.  So let me spend a few minutes to familiarize you with our ESL lighting technology and some of its key competitive differentiators.

Quite simply put, ESL is what makes Vu1 such an exciting story.  ESL is a new lighting technology platform.  It uses a new technique to create light, based on the technology underlying cathode ray tubes or non flat screen TVs by accelerating electrons to stimulate phosphor on the inner surface of the bulb.

It creates light that's virtually identical in quality to traditional incandescent light bulbs, but perhaps the most important thing is that it's highly energy efficient and non toxic.  Looking at some of the other so called green or energy efficient light choices, CFL and LED, these are limited solutions in many applications because neither of them is a true comparable alternative to the old fashioned incandescent light bulb.

We believe our R30 light bulb is. CFLs are the twisted spiral shaped bulbs and they lack the light quality and functionality we know customers desire.  Surprisingly only lately has the general public been aware that CFLs contain mercury which is highly toxic and requires special disposal procedures which varies state by state.

Now, turning to LEDs.  The recessed ceiling can market, Vu1's initial target market presents the challenge of a very high temperature environment created by this enclosed space.  As such LEDs have heavy heat dissipation designed into the bulb to allow them to (inaudible) in the enclosed environment.

This translates into a very much higher cost product.  Additionally LEDs struggled with light quality and they vary tremendously from brand to brand.  Those LEDs capable of producing good light quality in recessed ceiling can applications are exceptionally expensive.

LED manufactures also claim their bulbs can last 50,000 hours and they ask consumers to consider this fact when they're looking at such a high price.  We believe what the customer is truly looking for is a cost effective alternative over the LED by both considering price and light quality.

Vu1s ESL bulbs are in a very strong competitive position.  We are confident we have a very strong position against the other main competing lighting technologies.  Vu1s ESL lighting technology is a superior, cost effective solution for addressing our initial target market, the 800 million recessed ceiling can fixtures in the U.S.

We provide the best combination of safety non toxic incandescent light quality, performance and affordability of any energy efficient lighting technology that's on the market at present.  Now I want to focus on our UL certified R30 light bulb.

As we announced earlier this month we have received UL certification for our R30 light bulb, our direct replacement for the 65 watt incandescent flood bulb.  In recent years not only has the industry shifted to more energy efficient lighting solutions in an effort to conserve electricity, but governments across the world have or are in the process of phasing it out.

Specifically here in the U.S., legislation has passed intended to phase out the use of the incandescent light bulb beginning in 2012 with a full phase out in 2014.  So from a consumer preference and timing perspective we're exactly where we need to be because our bulb is virtually indistinguishable from the traditional incandescent lamp it replaces.

And unlike CFLs it is mercury free.  ESL bulbs provide natural like quality, energy efficiency and a long bulb life of up to 10,000 hours.  While the R30 has taken center stage because it's our first commercial product, I will also want to highlight some of the other products that are in various stages of development and testing.

Firstly, the R40, which is a larger bulb compared to the R30, and is used in more commercial than domestic applications in the U.S.A., specifically for use in hotels, office buildings and similar locations.

We are currently anticipating a third quarter 2011 launch of the R40 product.  Next, and one of the key elements of our program, is the classic Edison A type bulb.  The bulb you screw into the lamp in your home.

We initially planned to introduce this later.  But due to the interest shown by a number of prospective customers while demonstrating our A type concept bulb.  We decided to bring this schedule forward and are now anticipating a launch in the fourth quarter of 2011, targeting both the U.S. and European markets.

And finally the R25 or in Europe as it's called is the R80, we will be looking to bring this product onto the market in early 2012 specifically for the European region.  Additionally we are now in concept development phase for   addressing other key lighting applications such as the linear, two piece and fixtures.

All in all we have a very promising pipeline allowing us to diversify future revenue opportunities not just by product but also by application and geography.  Turning now to a few operational and housekeeping matters as Duncan indicated from November onwards I will be based in our New York headquarters and focusing on meeting perspective customers and partners.

I’ll also be working closely with various partners we’ve engaged on a number of fronts. Earlier this year we engaged the New York based investor relations and financial communications firm Capital C Partners which has been helping us shape and communicate our story to the investment community.

They’re also on hand to answer investor questions and should be our first point of contact if you do need anything from us.  We’ve also engaged a media and marketing firm called Haberman for helping feed the media landscape with news about ESL technology, laying the groundwork for media awareness prior to rolling out ESL bulbs to the masses.

And we’re also working with a branding and design firm IMAGEMME on a substantial upgrade and redesign of Vu1corporate Web site.  Our current Web site does not do justice to Vu1 or its technology and we’re looking forward to having our new site up and running early next month.

As we announced earlier this month in order to accelerate the introduction and adoption of our products into the hardware, home improvement and club mass market retail channels, we’ve engaged Integrated Sales Solutions, a specialist  sales and marketing consulting business cofounded by one of our board members Bill Hamlin.

Now that we have a certified light bulb we’re excited to finally be able to put a plan into action to build brand awareness in demand for Vu1 and our ground breaking ESL technology.  I’d now like to hand the call over to Bill Hamlin the newest member of Vu1’s board of directors.

For those that are not familiar with Bill’s backgrounds he was former Executive V. P. of merchandising and marketing and group president of the Home Depot.

During his tenure at the Home Depot his influence and strategic planning, marketing, and advertising, distribution, logistics and worldwide sourcing is acknowledged to have helped shaped the Home Depot into the retail giant it is today.

As Duncan already mentioned Bill also founded the PGA Tour Superstore which comprises 10 big box concepts stores of more than 60,000 square feet of golfing merchandise.  We’re delighted to have Bill on the team, and with that – I’ll hand the call over to Bill. Bill?

Bill Hamlin:
Thanks Phil and hello to those of you on the call, listen after listening to my two partners I hope you won’t mind my Midwestern slash Atlanta accent, (let me see) I’m delighted to join on today’s call to be on Vu1’s board.

Because we’re at the start of something very special here, the FT article Duncan referenced earlier covers market trends regarding energy efficiency that I’ve been watching for some time.  Vu1 is perfectly positioned to take advantage of an industry that is poised for massive regulatory and consumer driven change.

I believe the ESL R30 bulb will fill the void when the incandescent bulb is phased out nationally in 2012.  However even more importantly I think the R30 has tremendous competitive advantages when compared with CFL’s and LED both already in significant markets.

Vu1 ESL R30 meets consumers underlying desire to be environmentally responsible and energy efficient, while not wanting to have to compromise in doing so.

The ISS team is thrilled to be actively working with Vu1, their relationship with Vu1 goes back several years with an initial project engagement primarily focused in the area of market research sales channel strategy.

However with a certified bulb in hand ISS now has been engaged to introduce the R30 bulb to the U. S. market.  One of the first tasks we initiated was a retail analysis. We wanted to know how ESL would stack up compared to other existing energy efficient lighting technologies.

The results confirm my initial view of Vu1, the ESL R30 surpassed anything I’ve seen before, Vu1 is in a lighting sweet spot, and not wanting to waste any time we immediately refined our approach to focus on big box retailers.

ISS has already secured introductions with key personnel at our priority targets, with a working certified bulb, we’re able to walk in to these meetings and demonstrate the advantages of the R30 bulb.

While it’s important to note that it takes a series of meetings to secure a formal agreement, I would expect Vu1 to be in a position to announce multiple channel partner alliances in the coming months.

Vu1’s first order was a leading Northwest Electrical distributor was a relatively small order and part of its initial strategy to seize the market.  Going forward the target customers will place substantially larger orders and as Vu1’s manufacturing team gears up for an increased demand, the team at ISS will work with Vu1 to develop a number of logistics solutions.

And finally if you go to the ISS Web site www.integratedsales.org you’ll find an interesting white paper entitled marketing green products, getting the gray out.  We’ll – you’ll see this report supports ISS’s belief that Vu1 has a unique opportunity to capture mass market demand through large retailers.

An energy efficient non-toxic light bulb that is priced competitively is exactly the product offering the consumers are demanding, spurring large retailers to seek product partners to help fill their shelves and meet their burgeoning demand.

In the course of more than 30 years as a retailer, I’ve seen a number of new innovative products. The potential for Vu1’s unique lighting technologies surpasses anything I’ve seen before.  As such I’m very excited to be working with Phil, Duncan and the rest of the board and management team to help capture the sizable market opportunity before Vu1 and ultimately to change the face of the lighting industry. With that I’d like to hand the call back over to Duncan. Duncan?

Duncan Troy:
Thanks Bill, well as you’ve heard there’s a lot of progress here and the team is now focused on execution of its commercialization plan for our R30 bulb and delivering orders and revenues by the end of this quarter.

Before we move to a Q&A, I would like to address one question we’ve been getting a great deal from investors namely whether we are considering listing our shares on a different exchange.  I’ll answer that now as I’m sure someone’s planning to ask the question on today’s call.

Te short answer is yes, but at the appropriate time, although we don’t currently qualify for NASDAQ’s listing standards we anticipate that the successful execution of our 2011 operating plan would bring us into line with them in the future.

So for now we’re focused on executing the plan but we’ll obviously update you all on this matter at an appropriate juncture.  So in summary we now have a product that is fully certified, a sales and marketing plan in place so consumers will soon see our bulbs on store shelves and we have the development pipeline of exciting products based on our unique ESL lighting platform technology.

According to some recent industry forecasts, and this is quite a statistic, the global lighting market is expected to expand to about – by eight percent per year to reach 111 billion by 2015.  As Bill said earlier this is only the start, we believe our ESL technology will enable us to be a major force in the lighting industry.  So now, I’d like to open the call up to questions and I will pass back to the operator to coordinate that.

Operator:
At this time, I’d like to remind everyone that in order to ask a question please press star then the number one on your telephone keypad.  We’ll pause for just a moment to compile the Q&A roster.  And your first question comes from the line of (James Nichol) your line is now open.

Phil Styles:	Hello (James).

(James Nichol):
Thank you very much for having this conference call.  A couple questions on the R30 bulb.  Are you able to discuss what the lumen output is the watts consumed and whether it’s fully dimmable able at this point?

Duncan Troy:	We can certainly answer some of those questions so let me pass you across to Phil to give you the answer.

Philip Styles:	Good afternoon (James).

(James Nichol):	Good afternoon.

Philip Styles:
Just to give you a few indications when our product comes on to market we are aiming for the product to be up to 600 lumens.  The overall consumption of the product be at about 19 1/2 watts.  As for as the dimmability is concerned because of the technology that we’re using in our product we haven’t come across a dimmer yet that doesn’t work with our product so it will be dimmable.

(James Nichol):	Excellent thank you.

Duncan Troy:	(James) you said you have a couple of questions.

(James Nichol):	Well there was actually three right there that I …

Duncan Troy:	Well three rolled into one OK.

(James Nichol):	All right.

Duncan Troy:	Thank you.

(James Nichol):	Excuse me maybe I – could I follow-up from that.

Duncan Troy:	Yes.

Philip Styles:	Yes.

(James Nichol):	So the market you currently have your order are you going to be announcing at some point what the size of that order is up in the power company up in the North West?

Operator:	Your next question comes from the line of (Gary Palmer) your line is now open.

Duncan Troy:	(Gary) good evening.

(Gary Palmer):
Oh, hello.  Yes, my question is about the current bulb that’s going into production and I was wondering if there was any follow-up on the miniaturization of the electronics involved.  And then my other question would be does the voltage wire a filament to (excite) the electrons.

Duncan Troy:	Phil you want to hog the questions tonight so I’ll pass that back over to you.

Philip Styles:
OK regarding the miniaturization we are – we’re currently on the version four of the product and each version is getting more smaller and slimmer in its design.  The concept of our bulb we don’t use a filament as such  its based around a cathode that actually emits electrons onto the phosphor case.

(Gary Palmer):	OK that answers my questions thank you very much.

Duncan Troy:	Thank you.

Philip Styles:	Thank you.

Operator:	And your next question comes from the line of (Peter Edwards) you line is now open.

Duncan Troy:	Good evening (Peter).

(Peter Edwards):
Good evening gentlemen.  Firstly, may I thank you all as a shareholder for the enormous amount of work you put into reach this stage and congratulate you on getting your certification for your bulb.  My question is that you’ve got a 65-watt bulb will you be able to increase this to a 150-watt bulb, 500-watt bulb is there a limit to as how far you can go with this technology.

Duncan Troy:	Thank you for your kind words (Peter) and again I’ll pass it across to Phil.

Phillip Styles:
OK good evening (Peter).  First of all, currently we are targeting the bulb to be running at 19 1/2 watts 600 lumen but as our technology develops then of course it will become more and more efficient and we will probably be targeting a higher output but at a lower wattage.  But these are progressive so we could be talking two to three years down the line.

(Peter Edwards):	Thank you very much indeed.

Duncan Troy:	OK thank you.

Philip Styles:	Thanks (Peter).

Operator:
Once again, in order to ask a question please press star then the number one on your telephone keypad.  We’ll pause for just a moment to compile the roster once again.  And there are no further questions at this time.  I turn the call over to Mr. Duncan Troy.

Duncan Troy:
Thank you very much well once again, I’d like to thank you all for joining us today on the call and you’re continuing interest in and support of Vu1.  We are extremely excited about the future and look forward to updating you all on the continuing progress and success on our next call.  So again, were there any other questions operator?

Operator:	As a matter of fact, sir there is another question on the line from Mr. (James Kelly) your line is now open.

Duncan Troy:	Hello.

(James Kelly):
First of all I will have to say congratulations I’ve been following the company for a couple years now and I’m very impressed with the progress you’ve made it’s just been remarkable to watch.  My question this evening is about your financing obviously, that’s going to be important.  Up to this point Vu1 is funded operations through the issuance of convertible notes.  Last month 100 percent of Vu1s outstanding convertible notes were converted to common stock, which was owned by Full Spectrum and SAM.  Clearly, Vu1 will need additional financing particularly now that Vu1 is entering its initial manufacturing phase.  Mr. (Sellers) stated during the last conference call that interest in Vu1 had increased dramatically and that you were actively evaluating a variety of long-term planning solutions I think is how he put it to support the company’s growth, which I understand – which I understood was considered for continuing the financing of the company.  So going forward do you have any new source …

Operator:	I beg your pardon your next question comes from the line of – pardon the delay Mr. (Jack) (inaudible) your line is now open.

Duncan Troy:	I’m sorry I think we lost a question there half way through.

Operator:	Sorry about the technical difficulty there. Would you like to take the next question?

Male:	Duncan I take it if you could answer this question that you did receive before it was cut off.

Duncan Troy:
Yes, sure the part of our funding strategy was the restructuring the balance sheet and getting UL certification.  You know with those two now done you know we’ll continually evaluate the huge variety of long term and shorter-term funding opportunities that we now have.  It’s completely changed the landscape of the business.  So you know whilst we’re mindful of our shareholders commitments to date and you know corresponding need to protect their interest and so forth the number of opportunities that have opened up since those two events has a you know enabled us really to take a step backwards and have a look at a broader range of financing options.  You’re correct in saying yes; we’ll need more financing at some stage.  I think now the options are much greater for us and we’ll be able to hopefully deliver better options to our shareholders.

Bill Hamlin:
This is Bill along those lines again, I mean state the importance of the UL approval and you know what it’s opened up for us and obviously, short-term we’re you know we’re looking to raise about $5 million.  And since we had the UL approval I mean we’re now have a much broader variety of options relative to raising those funds at this point.

Duncan Troy:	Correct.

Operator:	There are no further questions at this time I turn the call back over to Mr. Troy.

Troy Duncan:
Well thank you again everybody for taking the time to join us on the call tonight.  So I think we’ll wind up proceedings here and look forward to coming back to you on our next call hopefully in about three months time.  So thank you very much everybody for participating and good night.

Operator:	This concludes today’s conference call you may now disconnect.

END